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ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

January 17, 2003

Dear Fellow Shareholders of Aspect:

We wanted to let you know that today we sent a letter to the Chairman of the Board of Directors of Aspect along the following lines. Please note, however, the letter sent to the Chairman used different, more emphatic language.

Attached is a binding term sheet that we believe constitutes a bona fide and superior proposal to the Vista transaction, as such terms are defined in the Vista Preferred Stock Purchase Agreement.

If the Board agrees to enter into the binding term sheet and cancel the Vista transaction, we will immediately loan $50 million to the company at LIBOR flat and will agree to fully backstop a shareholder rights offering on substantially the same terms as the Vista transaction, except you may increase the conversion price from $2.25 to $2.50. Further, if the Company determines in good faith that it cannot effect the shareholder rights offering in a reasonable period of time, we will purchase in a private transaction the entire issuance of preferred stock. We will not call a special meeting to replace the current board of directors.

We believe our proposal is a superior transaction because (i) shareholders who choose to participate in the rights offering will not experience the 30% dilution of the Vista transaction (which, we believe thirty percent is a material number); (ii) the Company will net $2 million more under the rights offering than the Vista transaction (Aspect would net approximately $47.5 million in the rights offering after payment to Vista of the $2 million for the termination and closing fees and the approximately $.5 million in fees for the rights offering itself, versus $45.5 million Aspect would net in the Vista transaction after payment, according to the Company's filings with the SEC, of approximately $4.5 million in fees and expenses); (iii) the Company overall needs to issue less common shares in the proposed rights offering because the conversion price is $2.50 rather than $2.25; and (iv) the board will not need to submit to what we believe are restrictive covenants contained in the Vista Preferred Stock Purchase Agreement.

We are prepared to execute the attached legally binding term sheet and fund the $50 million immediately.

In light of your fiduciary duties to shareholders under California law, we believe you should welcome the opportunity presented in this letter.

If you have any questions regarding our communications with the Board, please email us at kdaum@acmewidget.com.

Regards,

Geoffrey Raynor,
President

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 15, 2003. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.